Exhibit A

Insurance Matters

Approval of Fidelity Bond

RESOLVED, that the form of the Fidelity Bond to be entered into by the Fund be, and it hereby is, adopted and approved substantially in the form presented to the Trustees; and further

RESOLVED, that in accordance with Rule 17g-1(h) under the 1940 Act, the Secretary of the Fund is hereby designated as the officer of the Fund who is authorized and directed to make the filings with the SEC and give the notices required by Rule 17g-1(g); and further

RESOLVED, that the proper officers of the Fund be, and they hereby are, authorized and directed at all times to take all actions necessary to assure compliance with these resolutions and said Rule 17g-1; and further

Approval of Joint Trustees and Officers/Errors and Omissions Liability Insurance Policies

RESOLVED, that the joint Directors’ and Officers’/Errors and Omissions Liability Insurance Policy providing coverage for the Fund and Silver Point Private Credit Fund as joint insureds (the “D&O Policy”), substantially in the form presented to the Board, with an aggregate policy limit of $85,000,000 and a deductible of $1,500,000 (and no deductible with respect to non-indemnifiable loss the Trustees), to become effective at or prior to the commencement of operations of the Fund, be, and it hereby is, approved, together with such changes and modifications as the officers of the Fund executing the same may approve, such execution being conclusive evidence of the approval of such changes and modifications by the Board; and further

RESOLVED, that Joint Insureds Agreement with respect to the D&O Policy, substantially in the form presented to the Board, be, and it hereby is, approved, together with such changes and modifications as the officers of the Fund executing the same may approve, such execution being conclusive evidence of the approval of such changes and modifications by the Board; and further

RESOLVED, that pursuant to Rule 17d-1(d)(7) under the 1940 Act, the payment by the Fund of that portion of the premium for the D&O Policy, such premium having been allocated among the joint insureds as set forth in the Joint Insureds Agreement with respect to the D&O Policy, be, and it hereby is, approved by the Board, including the Independent Trustees, as being fair to and in the best interests of the Fund and its shareholders.